EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan of our reports dated March 2, 2005, with respect to the consolidated financial statements of PrivateBancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and PrivateBancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of PrivateBancorp, Inc., filed with the Securities and Exchange Commission.




                                                          /s/ Ernst & Young LLP

Chicago, Illinois
April 28, 2005